SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT 19341


                         CANCER TREATMENT HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   137 389 300
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                                 (CUSIP Number)

                                  JULY 23, 2003
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              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed


     | | Rule 13d-1(b)

     |X| Rule 13d-1(c)

     | | Rule 13d-(d)


--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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    1    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Alan Gelband
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    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |X|
                                                                         (b) | |
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    3    SEC USE ONLY

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    4    CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
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      NUMBER OF           5     SOLE VOTING POWER   110,000 shs.
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
--------------------------------------------------------------------------------
                          6     SHARED VOTING POWER

                                     57,000 shs.

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                          7     SOLE DISPOSITIVE POWER

                                     110,000 shs.
--------------------------------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                     57,000 shs.
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    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    167,000 shs.
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   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                     | |
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   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.0%
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   12    TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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


                                  SCHEDULE 13G
                                  ------------

Item 1(a).  NAME OF ISSUER:
            --------------

            CANCER TREATMENT HOLDINGS, INC., a Nevada corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            -----------------------------------------------

            120 West 44th Street (Suite 601)
            New York, NY  10036

ITEM 2(A).  NAME OF PERSON FILING:
            ---------------------

            Alan Gelband

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            ------------------------------------

            c/o Gelband & Co., Inc.
            750 Third Avenue, 17th Floor
            New York, N.Y.  10022

ITEM 2(C).  CITIZENSHIP:
            -----------

            USA

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            ----------------------------

            Common Stock, $.003 par value

ITEM 2(E).  CUSIP NUMBER:
            ------------

            137389 30 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or (c), check whether the person filing is a:

       (a)  Broker or dealer registered under Section 15 of the Exchange Act.
       (b)  Bank is defined in Section 3(a)(6) of the Exchange Act.
       (c)  Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.
       (d) Investment company registered under Section 8 of the Investment Company Act.
       (e)  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
       (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
       (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
       (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14)of the Investment Company Act;
       (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4.     OWNERSHIP.
            ---------

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)  Amount beneficially owned: 167,000 shares of Common Stock*

       (b)  Percent of class: 5.0%

       (c)  Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote 110,000 shs.
                                                      ------------
           (ii) Shared power to vote or direct the vote 57,000 shs.
                                                        -----------
          (iii) Sole power to dispose or direct the disposition of 110,000 shs.
                                                                   -----------
           (iv) Shared power to dispose or direct the disposition of 57,000 shs.
                                                                     -----------

       * Includes shares of Common Stock beneficially owned by (i) Alan Gelband, (ii) Alan Gelband as custodian for one of his children, (iii) Alan Gelband Defined Contribution Pension Plan and Trust and (iv) the Alden Foundation for which Mr. Gelband has voting and investment power. Also includes shares of Common Stock beneficially owned by (i) Mr. Gelband's wife and (ii) one of his children, as to which shares Mr. Gelband disclaims any beneficial ownership.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            --------------------------------------------

            Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
            -------------------------------------------------------------------

            Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.


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


ITEM 10.    CERTIFICATION.
            -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 28, 2003



                                                   By    /s/ Alan Gelband
                                                     ---------------------------
                                                             ALAN GELBAND


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